Exhibit 99.4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of Morgan Stanley Smith Barney TT II, LLC:

We have audited the accompanying statements of financial condition of Morgan Stanley Smith Barney TT II, LLC (the “Trading Company”), including the condensed schedules of investments, as of December 31, 2015 and 2014, and the related statements of income and expenses and changes in members’ capital for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Trading Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trading Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trading Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Morgan Stanley Smith Barney TT II, LLC as of December 31, 2015 and 2014, and the results of its operations and changes in its members’ capital for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 24, 2016

Morgan Stanley Smith Barney TT II, LLC

Statements of Financial Condition

December 31, 2015 and 2014

	December 31, 2015	December 31, 2014
Assets:
Equity in trading account:
Investment in U.S. Treasury bills, at fair value (amortized cost $279,979,070 and $0 at December 31, 2015 and 2014, respectively)	$279,981,625	$—
Unrestricted cash (Note 2d)	23,644,133	367,267,178
Restricted cash (Note 2d)	69,047,912	65,379,573
Net unrealized gain (loss) on open contracts	2,738,887	34,234,020

Total equity in trading account	375,412,557	466,880,771

Total assets	$375,412,557	$466,880,771

Liabilities and Members’ Capital:
Liabilities:
Accrued incentive fees (Note 3b)	$12,216	$7,188,824
Accrued management fees (Note 3a)	335,059	471,479
Accrued administrative fees (Note 2i)	4,557	4,573

Total liabilities	351,832	7,664,876

Members’ Capital:
Managing Member	—	—
Non-Managing Members	375,060,725	459,215,895

Total members’ capital	375,060,725	459,215,895

Total liabilities and members’ capital	$375,412,557	$466,880,771

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney TT II, LLC

Condensed Schedule of Investments

December 31, 2015

	Fair Value	% of Members’ Capital
Futures and forward contracts purchased

Commodity	$(474,887)	(0.13)%
Equity	(793,067)	(0.21)
Foreign currency	(388,305)	(0.10)
Interest rate	(8,325,893)	(2.22)

Total futures and forward contracts purchased	(9,982,152)	(2.66)

Futures and forward contracts sold

Commodity	11,762,481	3.14
Equity	(301,825)	(0.08)
Foreign currency	480,124	0.13
Interest rate	780,259	0.21

Total futures and forward contracts sold	12,721,039	3.40

Net unrealized gain (loss) on open contracts	$2,738,887	0.74%

U.S. Government Securities

Face Amount	Maturity Date	Description	Fair Value	% of Members’ Capital
		U.S. Treasury bills, 0.0125%
$176,000,000	1/21/2016	(Amortized cost of $175,994,439)	175,988,450	46.92
		U.S. Treasury bills, 0.190%
$104,000,000	1/21/2016	(Amortized cost of $175,994,439)	103,993,175	27.73

Total U.S. government securities			$279,981,625	74.65%

Net fair value			$282,720,512	75.39%

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney TT II, LLC

Condensed Schedule of Investments

December 31, 2014

	Fair Value	% of Members’ Capital
Futures and forward contracts purchased

Commodity	$(5,190,969)	(1.13)%
Equity	4,883,977	1.06
Foreign currency	(4,303,797)	(0.94)
Interest rate	15,855,653	3.45

Total futures and forward contracts purchased	11,244,864	2.44

Futures and forward contracts sold

Commodity	24,383,284	5.31
Equity	(739,808)	(0.16)
Foreign currency	(485,345)	(0.11)
Interest rate	(168,975)	(0.04)

Total futures and forward contracts sold	22,989,156	5.00

Net unrealized gain (loss) on open contracts	$34,234,020	7.44%

Net fair value	$34,234,020	7.44%

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney TT II, LLC

Statements of Income and Expenses

For the Years Ended December 31, 2015, 2014, and 2013

	2015	2014	2013

Investment Income:
Interest income	$5,948	$—	$3,797

Expenses:
Management fees (Note 3a)	4,909,538	5,562,400	8,768,386
Brokerage, clearing and transaction fees (Note 2h)	1,754,568	2,046,858	1,933,200
Incentive fees (Note 3b)	6,771,510	13,282,955	13,558
Administrative fees (Note 2i)	43,723	58,054	99,204

Total expenses	13,479,339	20,950,267	10,814,348

Net investment income (loss)	(13,473,391)	(20,950,267)	(10,810,551)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	38,359,621	99,611,981	(12,885,974)
Net change in unrealized gains (losses) on open contracts	(32,283,096)	3,871,880	21,946,636

Total trading results	6,076,525	103,483,861	9,060,662

Net Income (Loss)	$(7,396,866)	$82,533,594	$(1,749,889)

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney TT II, LLC

Statements of Changes in Members’ Capital

For the Years Ended December 31, 2015, 2014, and 2013

	Managing Member	Non-Managing Members	Total

Members’ Capital, December 31, 2012	$—	$510,360,229	$510,360,229
Capital contributions	—	34,783,187	34,783,187
Net income (loss)	—	(1,749,889)	(1,749,889)
Capital withdrawals	—	(35,137,118)	(35,137,118)

Members’ Capital, December 31, 2013	$—	$508,256,409	$508,256,409

Capital contributions	—	1,260,458	1,260,458
Net income (loss)	—	82,533,594	82,533,594
Capital withdrawals	—	(132,834,566)	(132,834,566)

Members’ Capital, December 31, 2014	$—	$459,215,895	$459,215,895

Capital contributions	—	16,780,081	16,780,081
Net income (loss)	—	(7,396,866)	(7,396,866)
Capital withdrawals	—	(93,538,385)	(93,538,385)

Members’ Capital, December 31, 2015	$—	$375,060,725	$375,060,725

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney TT II, LLC

Notes to Financial Statements

1.	Organization:

Morgan Stanley Smith Barney TT II, LLC (“TT II, LLC” or the “Trading Company”) was formed on March 26, 2007, as a Delaware limited liability company under the Delaware Limited Liability Company Act (the “Act”), to engage in the speculative trading of commodities, domestic and foreign futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions, exchange of physicals for futures contracts transactions, and any rights pertaining thereto (collectively, “Futures Interests”) (refer to Note 4. Financial Instruments). The Trading Manager (defined below) may also determine to invest up to all of the Trading Company’s assets in United States (“U.S.”) Treasury bills and/or money market mutual funds, including money market mutual funds managed by Morgan Stanley or its affiliates. The Trading Company commenced operations on August 1, 2007.

Ceres Managed Futures LLC (“Ceres”, “Managing Member” or the “Trading Manager”) is the trading manager of the Trading Company. Ceres has retained Transtrend B.V. (“Transtrend” or the “Trading Advisor”) to trade Futures Interests on behalf of the Trading Company. Each member (each investor in the Trading Company, a “Member”) invests its assets in the Trading Company, which allocates substantially all of its assets in the trading program of Transtrend, an unaffiliated commodity trading advisor registered with the Commodity Futures Trading Commission (“CFTC”), which makes investment decisions for the Trading Company. As of December 31, 2015 and 2014, LV Futures Fund L.P. (a Delaware limited partnership), Meritage Futures Fund L.P. (a Delaware limited partnership), Orion Futures Fund L.P. (“Orion”) (a New York limited partnership), Morgan Stanley Managed Futures Custom Solutions Fund LP (“Custom Solutions”) (a Delaware limited partnership) and Managed Futures Strategic Alternatives, L.P. (a Delaware limited partnership) were the Members of the Trading Company.

Ceres is a wholly-owned subsidiary of Morgan Stanley Smith Barney Holdings LLC (“MSSBH”). MSSBH is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. Prior to June 28, 2013, Morgan Stanley indirectly owned a majority equity interest and Citigroup Inc. indirectly owned a minority equity interest in MSSBH.

The clearing commodity broker for the Trading Company is Morgan Stanley & Co. LLC (“MS&Co.”). MS&Co. also acts as the counterparty on all trading of foreign currency forward contracts. Morgan Stanley Smith Barney LLC, doing business as Morgan Stanley Wealth Management (“Morgan Stanley Wealth Management”) is a principal subsidiary of MSSBH and previously acted as a non-clearing broker for the Trading Company. MS&Co. and its affiliates act as the custodians of the Trading Company’s assets. MS&Co. is a wholly-owned subsidiary of Morgan Stanley.

Morgan Stanley Smith Barney TT II, LLC

Notes to Financial Statements

In July 2015, the Trading Manager delegated certain administrative functions to SS&C Technologies, Inc., a Delaware corporation, currently doing business as SS&C GlobeOp (the “Administrator”). Pursuant to a master services agreement, the Administrator furnishes certain administrative, accounting, regulatory, reporting, tax and other services as agreed from time to time. In addition, the Administrator maintains certain books and records of the Trading Company.

2.	Basis of Presentation and Summary of Significant Accounting Policies:

a.

Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the Trading Manager to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

b.

Fair Value of Financial Instruments. The carrying value of the Trading Company’s assets and liabilities presented in the Statement of Financial Condition that qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 825, “Financial Instruments,” approximates the fair value due to the short term nature of such balances.

c.	Statement of Cash Flows. The Trading Company is not required to provide a Statement of Cash Flows.

d.

Restricted and Unrestricted Cash: The cash held by the Trading Company is on deposit in commodity brokerage accounts with MS&Co. As reflected in the Trading Company’s Statements of Financial Condition, restricted cash equals the cash portion of assets on deposit to meet margin requirements plus the cash required to offset unrealized losses on foreign currency forward and option contracts and offset unrealized losses only on the offsetting London Metal Exchange positions. All of these amounts are maintained separately. Cash that is not classified as restricted cash is therefore classified as unrestricted cash. Restricted and unrestricted cash includes cash denominated in foreign currencies of $4,351,205 (cost of $4,395,264) and $(5,843,484) (proceeds of $6,587,388) as of December 31, 2015 and 2014, respectively.

Morgan Stanley Smith Barney TT II, LLC

Notes to Financial Statements

e.

Foreign Currency Transactions and Translation. The Trading Company’s functional currency is the U.S. dollar; however, the Trading Company may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect during the period. The effects of changes in foreign currency exchange rates on investments are not segregated in the Statements of Income and Expenses from the changes in market price of those investments, but are included in the Net realized gains (losses) on closed contracts and net change in unrealized gains (losses) on open contracts in the Statements of Income and Expenses.

f.

Income Taxes: Income taxes have not been listed as each member is individually liable for the taxes, if any, on its share of the Trading Company’s income and expenses. The Trading Manager concluded that no provision for income tax is required in the Trading Company’s financial statements. The Trading Company files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2012 through 2015 tax years remain subject to examination by U.S. federal and most state tax authorities. The Trading Manager does not believe that there are any uncertain tax positions that require recognition of a tax liability.

g.

Revenue Recognition. For excess cash which is not invested by the Trading Manager in U.S. Treasury bills and/or other permitted investments monthly, MS&Co. pays the Trading Company interest income on 100% of its average daily equity maintained in cash in the Trading Company’s accounts during each month at the rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate less 0.15% during such month but in no event less than zero. When the effective rate is less than zero, no interest is earned. For purposes of such interest payments, daily funds do not include monies due to the Trading Company on Futures Interests that have not been received. MS&Co. and Ceres will retain any excess interest not paid to the Trading Company on such uninvested cash.

h.

Brokerage, Clearing and Transaction Fees. The Trading Company accrues and pays brokerage, clearing and transaction fees to MS&Co. Brokerage fees and transaction costs are paid as they are incurred on a half-turn basis at 100% of the rates that MS&Co. charges retail commodity customers and parties that are not clearinghouse members. In addition, the Trading Company pays transactional and clearing fees as they are incurred.

i.

Administrative Fee. The Trading Company accrues and pays to Ceres a monthly fee to cover all administrative and operating expenses (the “administrative fee”). The monthly administrative fee is equal to 1/12th of 0.35% (a 0.35% annual rate) of the beginning of the month Members’ Capital of Members being allocated the fee.

There are no administrative fees allocated to Orion and Orion’s Members’ Capital is excluded from the determination of the administrative fee.

Morgan Stanley Smith Barney TT II, LLC

Notes to Financial Statements

j.

Equity in Trading Account. The Trading Company’s asset “Equity in trading account,” reflected in the Statements of Financial Condition, consists of (a) cash on deposit in commodity brokerage accounts with MS&Co., a portion of which is used as margin for trading, (b) net unrealized gains or losses on futures and forward contracts, which are at fair value and calculated as the difference between the original contract value and fair value and (c) investments in U.S. Treasury bills at fair value.

The Trading Company, in its normal course of business, enters into various contracts with MS&Co. acting as its commodity broker. Pursuant to the brokerage agreement with MS&Co., to the extent that such trading results in unrealized gains or losses, these amounts are offset for the Trading Company and are reported on a net basis in the Statements of Financial Condition.

The Trading Company has offset its unrealized gains or losses on forward contracts executed with the same counterparty as allowable under the terms of its master netting agreement with MS&Co., as the counterparty on such contracts. The Trading Company has consistently applied its right to offset.

k.	Dissolution of the Trading Company. The Trading Company shall be dissolved upon the first of the following events to occur:

(1)	The sole determination of Ceres;

(2)	The written consent of the Members holding not less than a majority interest in capital with or without cause; or

(3)	The occurrence of any other event that causes the dissolution of the limited liability company under the Act.

l.

Investment Company Status. Effective January 1, 2014, the Trading Company adopted Accounting Standards Update (“ASU”) 2013-08, “Financial Services —Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements” and based on the Trading Manager’s assessment, the Trading Company has been deemed to be an investment company since inception. Accordingly, the Trading Company follows the investment company accounting and reporting guidance of Topic 946 and reflects its investments at fair value with unrealized gains and losses resulting from changes in fair value reflected in the Statements of Income and Expenses.

Morgan Stanley Smith Barney TT II, LLC

Notes to Financial Statements

m.

Recent Accounting Pronouncement. In January 2016, FASB issued ASU 2016-01, “Recognition and Measurement of  Financial Assets and Financial Liabilities.” The amendments in this update address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments for all entities that hold financial assets or owe financial liabilities. One of the amendments in this update eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet or a description of changes in the methods and significant assumptions. Additionally, the update eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities. Investment companies are specifically exempted from ASU 2016-01’s equity investment accounting provisions and will continue to follow the industry specific guidance for investment accounting under Topic 946. For public business entities, this update is effective for fiscal years beginning after December 15, 2017, and interim periods therein. For other entities, it is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The Trading Manager is currently evaluating the impact this guidance will have on the Trading Company’s financial statements and related disclosures.

n.

Reclassification. Certain prior period amounts have been reclassified to conform to current period presentation. Amounts previously presented as unrealized currency gain (loss) on the Condensed Schedules of Investments and included in net unrealized gain (loss) on open contracts on the Statement of Financial Condition are now reported as part of unrestricted cash on the Statement of Financial Condition.

o.

Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are issued. The General Partner has assessed the subsequent events through the date of issuance and determined that, other than as referenced in Note 3b to the financial statements, there were no subsequent events requiring adjustment of or disclosure in the financial statements.

3.	Trading Advisor:

Ceres has retained Transtrend to make all trading decisions for the Trading Company.

Fees paid to Transtrend by the Trading Company consist of a management fee and an incentive fee as follows:

a.

Management Fees. Prior to January 1, 2014, the Trading Company accrued and paid Transtrend a monthly management fee equal to 1/12th of 2.00% of the net assets allocated to Transtrend as of the first day of the month if the net assets as of the first day of the month were less than $400,000,000 and 1/12th of 1.75% of the net assets as of the first day of the month if the net assets as of the first day of the month were equal to or greater than $400,000,000.

Morgan Stanley Smith Barney TT II, LLC

Notes to Financial Statements

Effective January 1, 2014, the advisory agreement among the Trading Company, Ceres and Transtrend was amended to decrease the management fee percentage to 1/12th of 1.50% of the net assets as of the first day of the month if the net assets as of the first day of the month were less than $400,000,000 and 1/12th of 1.25% of the net assets as of the first day of the month if the net assets as of the first day of the month were equal to or greater than $400,000,000.

Effective October 1, 2014, the advisory agreement among the Trading Company, Ceres and Transtrend was amended to decrease the management fee percentage to 1/12th of 1.25% (a 1.25% annual rate) of the net assets as of the first day of each month.

Effective November 1, 2015, the advisory agreement among the Trading Company, Ceres and Transtrend was amended to decrease the management fee percentage to 1/12th of 1.00% (a 1.00% annual rate) of the net assets as of the first day of each month.

b.

Incentive Fee. For the current period and prior periods in this report, the Trading Company paid Transtrend a quarterly incentive fee equal to 20% of the New Trading Profits earned by each Member. Such fee was accrued on a monthly basis, but is not payable until the end of each calendar quarter. Effective January 1, 2016, the Trading Company will pay Transtrend a half year incentive fee equal to 20% of the New Trading Profits earned by each Member. Such fee is accrued on a monthly basis, but is not payable until the end of each calendar half year.

New Trading Profits represent the amount by which profits from Futures Interests trading exceed losses after management fees, brokerage, clearing fees and transaction costs, and administrative fees are deducted. When Transtrend experiences losses with respect to the Members’ Capital as of the end of a calendar quarter or calendar half year, as applicable, Transtrend must recover such losses before it is eligible for an incentive fee in the future. Cumulative trading losses are reduced for capital withdrawn from the Trading Company.

4.	Financial Instruments:

The Trading Advisor trades Futures Interests on behalf of the Trading Company. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. The fair value of exchange-traded contracts is based on the settlement price quoted by the exchange on the day with respect to which fair value is being determined. If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price will be equal to the settlement price on the first subsequent day on which the contract could be liquidated. Futures Interests are fair valued as discussed in Note 6, “Fair Value Measurements.”

The exchange-traded contracts and the off-exchange-traded contracts are fair valued on a daily basis.

The Trading Company’s contracts are accounted for on a trade-date basis. Gains or losses are realized when contracts are liquidated and are determined using the first-in, first-out method.

Morgan Stanley Smith Barney TT II, LLC

Notes to Financial Statements

The net unrealized gains (losses) on open contracts at December 31, 2015 and 2014, respectively, reported as a component of “Equity in trading account” in the Statements of Financial Condition, and their longest contract maturities were as follows:

	Net Unrealized Gains (Losses) on Open Contracts			Longest Maturities
Year	Exchange-Traded	Off-Exchange-Traded	Total	Exchange-Traded	Off-Exchange-Traded

2015	$3,634,248	$(895,361)	$2,738,887	Sep. 2019	Mar. 2016
2014	39,395,781	(5,161,761)	34,234,020	Dec. 2018	Jun. 2015

5.	Trading Activities:

The Trading Company’s objective is to profit from speculative trading in Futures Interests. Therefore, the Trading Advisor for the Trading Company will take speculative positions in Futures Interests where it feels the best profit opportunities exist for its trading strategy. As such, the average number of contracts outstanding in absolute quantity (the total of the open long and open short positions) has been presented as a part of the volume disclosure, as position direction is not an indicative factor in such volume disclosures. In regards to foreign currency forward trades, each notional quantity amount has been converted to an equivalent contract based upon an industry convention.

As of December 31, 2015, approximately 91.1% of the Trading Company’s total investments is in futures contracts which are exchange-traded, while approximately 8.9% is in forward contracts which are off-exchange traded.

The following tables summarize the gross and net amounts relating to assets and liabilities of the Trading Company’s derivatives and their offsetting subject to master netting agreements or similar agreements as of December 31, 2015 and 2014, respectively.

	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Amounts Presented in the Statements of Financial Condition		Gross Amounts Not Offset in the Statements of Financial Condition		Net Amount
December 31, 2015					Financial Instruments	Cash Collateral Received/Pledged**
Assets
Futures	$19,958,369	$(17,913,630)	$2,044,739	*	$—	$—	$2,044,739
Forwards	4,145,707	(3,451,559)	694,148	*	—	—	694,148

Total Assets	$24,104,076	$(21,365,189)	$2,738,887		$—	$—	$2,738,887

Liabilities
Futures	$(17,913,630)	$17,913,630	$—		$—	$—	$—
Forwards	(3,451,559)	3,451,559	—		—	—	—

Total Liabilities	$(21,365,189)	$21,365,189	$—		$—	$—	$—

Net fair value							$2,738,887	**

Morgan Stanley Smith Barney TT II, LLC

Notes to Financial Statements

December 31, 2014	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Amounts Presented in the Statements of Financial Condition		Gross Amounts Not Offset in the Statements of Financial Condition		Net Amount
					Financial Instruments	Cash Collateral Received/Pledged**
Assets
Futures	$44,920,281	$(4,992,338)	$39,927,943	*	$—	$—	$39,927,943
Forwards	5,546,658	(5,546,658)	—		—	—	—

Total Assets	$50,466,939	$(10,538,996)	$39,927,943		$—	$—	$39,927,943

Liabilities
Futures	$(4,992,338)	$4,992,338	$—		$—	$—	$—
Forwards	(11,240,581)	5,546,658	(5,693,923	)*	—	—	(5,693,923)

Total Liabilities	$(16,232,919)	$10,538,996	$(5,693,923)		$—	$—	$(5,693,923)

Net fair value							$34,234,020 **

*	Included as a component of “Net unrealized gain (loss) on open contracts” in the Statements of Financial Condition.
**

In the event of default by the Trading Company, MS&Co., the Trading Company’s commodity futures broker and the sole counterparty to the Trading Company’s off exchange-traded contracts, as applicable, has the right to offset the Trading Company’s obligation with the Trading Company’s cash and/or U.S. Treasury bills held by MS&Co., thereby minimizing MS&Co.’s risk of loss. There is no collateral posted by MS&Co. and as such, in the event of default by MS&Co., the Trading Company is exposed to the amount shown in the Statements of Financial Condition. In the case of exchange-traded contracts, the Trading Company’s exposure to counterparty risk may be reduced since the exchange’s clearinghouse interposes its credit between buyer and seller and the clearinghouse’s guarantee fund may be available in the event of a default.

Morgan Stanley Smith Barney TT II, LLC

Notes to Financial Statements

The effect of Trading Activities on the Statements of Financial Condition as of December 31, 2015 and 2014:

December 31, 2015						Average number
Futures and Forward Contracts	Long Unrealized Gain	Long Unrealized Loss	Short Unrealized Gain	Short Unrealized Loss	Net Unrealized Gain (Loss)	of contracts outstanding for the year (absolute quantity)
Commodity	$882,659	$(1,357,546)	$17,503,931	$(5,741,450)	$11,287,594	14,202
Equity	395,650	(1,188,717)	541,631	(843,456)	(1,094,892)	5,010
Foreign currency	806,124	(1,194,429)	1,773,256	(1,293,132)	91,819	6,396
Interest rate	961,507	(9,287,400)	1,239,318	(459,059)	(7,545,634)	17,108

Total	$3,045,940	$(13,028,092)	$21,058,136	$(8,337,097)	$2,738,887

December 31, 2014						Average number
Futures and Forward Contracts	Long Unrealized Gain	Long Unrealized Loss	Short Unrealized Gain	Short Unrealized Loss	Net Unrealized Gain (Loss)	of contracts outstanding for the year (absolute quantity)
Commodity	$204,045	$(5,395,014)	$24,904,686	$(521,402)	$19,192,315	14,123
Equity	5,556,606	(672,629)	91,982	(831,790)	4,144,169	6,560
Foreign currency	1,134,131	(5,437,928)	2,082,506	(2,567,851)	(4,789,142)	9,030
Interest rate	15,975,897	(120,244)	517,086	(686,061)	15,686,678	18,692

Total	$22,870,679	$(11,625,815)	$27,596,260	$(4,607,104)	$34,234,020

The following table indicates the trading gains and losses by market sector, on derivative instruments for the years ended December 31, 2015, 2014 and 2013.

	2015	2014		2013
Sector
Commodity	$48,844,800	$48,782,453		$(15,190,812)
Equity	(8,540,271)	(22,979,086)		48,419,641
Foreign currency	(21,608,962)	6,031,019		(8,401,495)
Interest rate	(12,619,042)	71,649,475		(15,766,672)

Total	$6,076,525 *	$103,483,861	*	$9,060,662 *

*	This amount is included in “Total trading results” in the Statements of Income and Expenses.

Morgan Stanley Smith Barney TT II, LLC

Notes to Financial Statements

6.	Fair Value Measurements:

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of exchange-traded futures, option and forward contracts is determined by the various exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as input the spot prices, interest rates and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. U.S. Treasury bills are valued at the last available bid price received from independent pricing services as of the close of the last business day of the reporting period.

The Trading Company considers prices for exchange-traded commodity futures, forward, swap and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of U.S. Treasury bills, non-exchange-traded forward, swap and certain option contracts for which market quotations are not readily available are priced by broker quotes or pricing services that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the years ended December 31, 2015 and 2014, the Trading Company did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the Trading Manager’s assumptions and internal valuation pricing models (Level 3). Transfers between levels are recognized at the end of the reporting period. During the years ended December 31, 2015 and 2014, there were no transfers of assets or liabilities between Level 1 and Level 2.

Morgan Stanley Smith Barney TT II, LLC

Notes to Financial Statements

The following tables present information about the Trading Company’s assets and liabilities measured at fair value as of December 31, 2015 and 2014:

December 31, 2015	Total	Level 1	Level 2	Level 3

Assets
Investments in U.S. Treasury bills	$279,981,625	$—	$279,981,625	$—
*Futures	19,958,369	19,958,369	—	—
*Forwards	4,145,707	3,389,203	756,504	—

Total assets	$304,085,701	$23,347,572	$280,738,129	$—

Liabilities
*Futures	$17,913,630	$17,913,630	$—	$—
*Forwards	3,451,559	1,799,694	1,651,865	—

Total liabilities	$21,365,189	$19,713,324	$1,651,865	$—

Net fair value	$282,720,512	$3,634,248	$279,086,264	$—

December 31, 2014	Total	Level 1	Level 2	Level 3

Assets
*Futures	$44,920,281	$44,920,281	$—	$—
*Forwards	5,546,658	3,894,996	1,651,662	—

Total assets	$50,466,939	$48,815,277	$1,651,662	$—

Liabilities
*Futures	$4,992,338	$4,992,338	$—	$—
*Forwards	11,240,581	4,427,158	6,813,423	—

Total liabilities	$16,232,919	$9,419,496	$6,813,423	$—

Net fair value	$34,234,020	$39,395,781	$(5,161,761)	$—

*	Included as a component of the “Net unrealized gain (loss) on open contracts” in the Statements of Financial Condition.

7.	Financial Instrument Risk:

The Members’ investments in the Trading Company expose the Members to various types of risks that are associated with Futures Interests trading and markets in which the Trading Company invests. The significant types of financial risks which the Trading Company is exposed to are market risk, liquidity risk, counterparty credit risk and changes in interest rates.

Morgan Stanley Smith Barney TT II, LLC

Notes to Financial Statements

The rapid fluctuations in the market prices of Futures Interests in which the Trading Company invests and changes in interest rates make the Members’ investments volatile. If Transtrend incorrectly predicts the direction of prices in the Futures Interests in which it invests, large losses may occur.

Illiquidity in the markets in which the Trading Company invests may cause less favorable trade prices. Although Transtrend will generally purchase and sell actively traded contracts where last trade price information and quoted prices are readily available, the prices at which a sale or purchase occur may differ from the prices expected because there may be a delay between receiving a quote and executing a trade, particularly in circumstances where a market has limited trading volume and prices are often quoted for relatively limited quantities.

The credit risk on Futures Interests arises from the potential inability of counterparties to perform under the terms of the contracts. The Trading Company has credit risk because MS&Co. acts as the commodity broker and/or the counterparty with respect to most of the Trading Company’s assets. The Trading Company’s exposure to credit risk associated with counterparty nonperformance is typically limited to the cash deposits with, or other form of collateral held by, the counterparty. The Trading Company’s assets deposited with MS&Co. or its affiliates are segregated or secured in accordance with the Commodity Exchange Act and the regulations of the CFTC and are expected to be largely held in non-interest bearing bank accounts at a U.S. bank or banks, but may also be invested in any other instruments approved by the CFTC for investment of customer funds. Exchange-traded futures, exchange-traded forward and exchange-traded futures-styled option contracts are marked to market on a daily basis, with variations in value settled on a daily basis. With respect to the Trading Company’s off-exchange-traded forward currency contracts and forward currency option contracts, there are no daily settlements of variation in value, nor is there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated. However, the Trading Company is required to meet margin requirements equal to the net unrealized loss on open forward currency contracts in the Trading Company accounts with the counterparty, which is accomplished by daily maintenance of the cash balance in a custody account held at MS&Co. The Trading Company had total cash and unrealized gain (loss) on open exchange-traded contracts with MS&Co., acting as a commodity broker for the Trading Company’s trading of Futures Interests, totaling $96,326,293 and $472,042,532 at December 31, 2015 and 2014, respectively. With respect to those off-exchange-traded forward currency contracts, the Trading Company is at risk to the ability of MS&Co., the sole counterparty on all such contracts, to perform. The Trading Company has a netting agreement with MS&Co. This agreement, which seeks to reduce both the Trading Company’s and MS&Co.’s exposure on off-exchange-traded forward currency contracts, should materially decrease the Trading Company’s credit risk in the event of MS&Co.’s bankruptcy or insolvency.

Morgan Stanley Smith Barney TT II, LLC

Notes to Financial Statements

8.	Members’ Capital

a.

Members’ Capital. Members’ Capital of the Trading Company is equal to the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, accrued interest, U.S. Treasury bills, at fair value, and the fair value of all open Futures Interests contract positions and other assets) less all liabilities (including, but not limited to, administrative fees, management fees, and incentive fees), determined in accordance with US GAAP.

b.

Capital contributions. Capital contributions by the Members may be made monthly pending Ceres’ approval. Such capital contributions will increase each contributing Member’s pro-rata share of the Trading Company’s Members’ Capital.

c.

Capital withdrawals. Generally, each Member withdraws all or part of its capital contribution and undistributed profits, if any, from the Trading Company as of the end of any month (the “Redemption Date”) after a request for redemption has been made to the Trading Manager at least three days in advance of the Redemption Date. However, a Member may request a withdrawal as of the end of any day if such request is received by the Trading Manager at least three days in advance of the proposed withdrawal day.

d.

Distributions. Distributions, other than capital withdrawals, are made on a pro-rata basis at the sole discretion of Ceres. No distributions have been made to date. Ceres does not intend to make any distributions of the Trading Company’s profits.

Morgan Stanley Smith Barney TT II, LLC

Notes to Financial Statements

9.	Financial Highlights:

Financial highlights for the non-managing Members as a whole for the years ended December 31, 2015, 2014 and 2013 are as follows:

	2015	2014	2013
Ratios to average members’ capital:
Net investment loss	(3.3)%	(4.7)%	(2.2)%

Operating expenses before incentive fees	1.6%	1.7%	2.2%
Incentive fees	1.7%	3.0%	0.0	%(1)

Operating expenses after incentive fees	3.3%	4.7%	2.2%

Total return:
Total return before incentive fees	(0.5)%	24.4%	(0.4)%
Incentive fees	(1.4)%	(3.6)%	(0.0	)%(1)

Total return after incentive fees	(1.9)%	20.8%	(0.4)%

(1)	Amount less than 0.05%.

The above ratios and total return may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the non-managing Members’ share of income, expenses and average Members’ capital.